NINTH AMENDMENT TO CREDIT AGREEMENT

This Ninth Amendment to Credit Agreement (the “Amendment”) is made as of June 18, 2012, by and among TORTOISE ENERGY INFRASTRUCTURE CORPORATION, a Maryland corporation (the “Borrower”); U.S. BANK NATIONAL ASSOCIATION, a national banking association, BANK OF AMERICA, N.A., and THE BANK OF NOVA SCOTIA (each a “Bank” and, collectively, the “Banks”); and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as the lender for Swingline Loans (in such capacity, the “Swingline Lender”), as agent for the Banks hereunder (in such capacity, the “Agent”), and as lead arranger hereunder (in such capacity, the “Lead Arranger”). Capitalized terms used and not defined in this Amendment have the meanings given to them in the Credit Agreement referred to below.

Preliminary Statements

(a) The Banks and the Borrower are parties to a Credit Agreement dated as of March 22, 2007, as amended by the First Amendment to Credit Agreement dated as of May 29, 2007, as further amended by the Second Amendment to Credit Agreement dated as of October 31, 2007, as further amended by the Third Amendment to Credit Agreement dated as of March 21, 2008, as further amended by the Fourth Amendment to Credit Agreement dated as of March 20, 2009, as further amended by the Fifth Amendment to Credit Agreement dated as of June 20, 2009, as further amended by the Sixth Amendment to Credit Agreement dated as of June 20, 2010, as further amended by the Seventh Amendment to Credit Agreement dated as of March 9, 2011, and as further amended by the Eighth Amendment to Credit Agreement dated June 20, 2011 (as so amended, and as the same may be further amended, renewed, restated, replaced, consolidated or otherwise modified from time to time, the “Credit Agreement”). The current Commitments of the Banks are as set forth on Exhibit A attached to this Amendment.

(b) The Borrower has requested to renew and extend the term of the Credit Agreement until June 17, 2013, and to make certain modifications to the terms of the Credit Agreement as set forth in the Amendment.

(c) The Banks are willing to agree to the foregoing requests, subject, however, to the terms, conditions and agreements set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Modification to Section 1.1 Definitions.

(a) The following definition set forth in Section 1.1 of the Credit Agreement is hereby deleted in its entirety and is hereby replaced with the following:

“Termination Date” means June 17, 2013; provided, however, if such day is not a Business Day, the Termination Date shall be the immediately preceding Business Day.

(b) The following definitions are hereby added to Section 1.1 of the Credit Agreement:

“Change in Law” has the meaning set forth in Section 3.9(a) of this Agreement.

“Excluded Taxes” means, in the case of each Bank or applicable Lending Installation and the Agent, taxes imposed on its overall net income or profits, and franchise taxes imposed on it,

by the United States, by the jurisdiction under the laws of which such Bank or the Agent is incorporated or organized, by the jurisdiction in which the Agent’s or such Bank’s principal executive office or such Bank’s applicable Lending Installation is located, or by any other taxing authority as a result of contacts such Bank or Agent has that are independent of this Agreement.

“Lending Installation” has the meaning set forth in Section 3.9(a) of this Agreement.

“Libor Loan” means any Loan for which the interest rate is determined on the basis of a Libor Rate or a Daily Reset Libor Rate.

“Other Taxes” means any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note.

“Outstanding Credit Exposure” means, as to any Bank at any time, the sum of the aggregate principal dollar amount of its Loans outstanding at such time.

“Risk-Based Capital Guidelines” has the meaning set forth in Section 3.9(b) of this Agreement.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

2. Modification to Section 3.9. Section 3.9 of the Credit Agreement is hereby deleted in its entirety and is hereby replaced with the following:

3.9 Yield Protection; Capital Adequacy.

(a) Yield Protection. If, after the date of this Agreement, there occurs any adoption of or change in any law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) or in the interpretation, promulgation, implementation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, including, notwithstanding the foregoing, all requests, rules, guidelines or directives (x) in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act or (y) promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States financial regulatory authorities, in each case of clauses (x) and (y), regardless of the date enacted, adopted, issued, promulgated or implemented, or compliance by any Bank or applicable office, branch, subsidiary or affiliate (herein, a “Lending Installation”) of such Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency (any of the foregoing, a “Change in Law”) which:

(i)	subjects any Bank or any applicable Lending Installation or the Agent to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or

Ninth Amendment to Credit Agreement – Page 2

(ii)	imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Libor Loans), or

(iii)	imposes any other condition (other than Taxes) the result of which is to increase the cost to any Bank or any applicable Lending Installation of making, funding or maintaining its Libor Loans or reduces any amount receivable by any Bank or any applicable Lending Installation in connection with its Libor Loans or participations therein, or requires any Bank or any applicable Lending Installation to make any payment calculated by reference to the amount of Libor Loans or participations therein held or interest received by it, by an amount deemed material by such Bank, and the result of any of the foregoing is to increase the cost to such Person of making or maintaining its Loans or Commitment or to reduce the return received by such Person in connection with such Loans or Commitment or participations therein, then, within fifteen (15) days after demand by such Person, the Borrower shall pay such Person, as the case may be, such additional amount or amounts as will compensate such Person for such increased cost or reduction in amount received.

(b) Changes in Capital Adequacy Regulations. If a Bank determines the amount of capital or liquidity required or expected to be maintained by such Bank, any Lending Installation of such Bank, or any corporation or holding company controlling such Bank is increased as a result of (i) a Change in Law or (ii) any change after the date of this Agreement in the Risk-Based Capital Guidelines, then, within fifteen (15) days of demand by such Bank, the Borrower shall pay such Bank the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Bank determines is attributable to this Agreement, its Outstanding Credit Exposure or its Commitment to make Loans, as the case may be, hereunder (after taking into account such Bank’s policies as to capital adequacy or liquidity), in each case that is attributable to such Change in Law or change in the Risk-Based Capital Guidelines, as applicable. As used herein, “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

3. Reaffirmation of Credit Documents. The Borrower reaffirms its obligations under the Credit Agreement, as amended hereby, and the other Credit Documents to which it is a party or by which it is bound, and represents, warrants and covenants to the Agent and the Banks, as a material inducement to the Agent and each Bank to enter into this Amendment, that (a) the Borrower has no and in any event waives any, defense, claim or right of setoff with respect to its obligations under, or in any other way relating to, the Credit Agreement, as amended hereby, or any of the other Credit Documents to which it is a party, or the Agent’s or any Bank’s actions or inactions in respect of any of the foregoing, and (b) all representations and warranties made by or on behalf of the Borrower in the Credit Agreement and the other Credit Documents are true and complete on the date hereof as if made on the date hereof.

Ninth Amendment to Credit Agreement – Page 3

4. Conditions Precedent to Amendment. Except to the extent waived in a writing signed by the Agent and delivered to the Borrower, the Agent and the Banks shall have no duties under this Amendment until the Agent shall have received fully executed originals of each of the following, each in form and substance satisfactory to the Agent:

(a) Amendment. This Amendment;

(b) Secretary’s Certificate. A certificate from the Secretary or Assistant Secretary of the Borrower certifying to the Agent that, among other things, (i) attached thereto as an exhibit is a true and correct copy of the resolutions of the board of directors of the Borrower authorizing the Borrower to enter into the transactions described in this Amendment and the execution, delivery and performance by the Borrower of any documents related to this Amendment, (ii) the articles of incorporation and by-laws of the Borrower as delivered to the Agent pursuant to the Secretary’s Certificate dated June 20, 2011, from the Borrower’s secretary remain in full force and effect and have not been amended or otherwise modified or revoked, and (iii) attached thereto as exhibits are certificates of good standing, each of recent date, from the Secretary of State of Maryland and the Secretary of State of Kansas, certifying the good standing and authority of the Borrower in such states as of such dates; and

(c) Other Documents. Such other documents as the Agent may reasonably request to further implement the provisions of this Amendment or the transactions contemplated hereby.

5. No Other Amendments; No Waiver of Default. Except as amended hereby, the Credit Agreement and the other Credit Documents shall remain in full force and effect and be binding on the parties in accordance with their respective terms. By entering into this Amendment, the Agent and the Banks are not waiving any Default or Event of Default which may exist on the date hereof.

6. Expenses/Fees. The Borrower agrees to pay and reimburse the Agent and/or the Banks for all out-of-pocket costs and expenses incurred in connection with the negotiation, preparation, execution, delivery, operation, enforcement and administration of this Amendment, including the reasonable fees and expenses of counsel to the Agent and the Banks.

7. Counterparts; Fax Signatures. This Amendment and any documents contemplated hereby may be executed in one or more counterparts and by different parties thereto, all of which counterparts, when taken together, shall constitute but one agreement. This Amendment and any documents contemplated hereby may be executed and delivered by facsimile or other electronic transmission and any such execution or delivery shall be fully effective as if executed and delivered in person.

8. Governing Law. This Amendment shall be governed by the same law that governs the Credit Agreement.

[Remainder of Page Intentionally Left Blank]

Ninth Amendment to Credit Agreement – Page 4

K.S.A. §16-118 Required Notice. This statement is provided pursuant to K.S.A. §16-118: “THIS AMENDMENT TO CREDIT AGREEMENT IS A FINAL EXPRESSION OF THE AMENDMENT TO CREDIT AGREEMENT BETWEEN THE BANKS (AS CREDITORS) AND THE BORROWER (AS DEBTOR) AND SUCH WRITTEN AMENDMENT TO CREDIT AGREEMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR ORAL AMENDMENT TO CREDIT AGREEMENT OR OF A CONTEMPORANEOUS ORAL AMENDMENT TO CREDIT AGREEMENT BETWEEN THE BANKS AND THE BORROWER.” THE FOLLOWING SPACE CONTAINS ANY NON-STANDARD TERMS, INCLUDING THE REDUCTION TO WRITING OF ANY PREVIOUS ORAL AMENDMENT TO CREDIT AGREEMENT:

NONE.

The creditors and debtor, by their respective initials or signatures below, confirm that no unwritten amendment to credit agreement exists between the parties:

Creditor:

Creditor:

Creditor:

Debtor:

[signature page(s) to follow]

Ninth Amendment to Credit Agreement – Initial Page

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

TORTOISE ENERGY INFRASTRUCTURE CORPORATION,
the Borrower

By:
Name:	P. Bradley Adams
Title:	Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION, as Agent and as a Bank

By:
Name:	Colleen S. Hayes
Title:	Vice President

THE BANK OF NOVA SCOTIA, as a Bank

By:
Name:
Title:

BANK OF AMERICA, N.A. as a Bank

By:
Name:
Title:

Ninth Amendment to Credit Agreement – Signature Page

EXHIBIT A

(Banks and Commitments)

Bank	Revolving Credit Loan Commitment Amount	Swingline Loan Commitment Amount*	Bank’s Total Commitment Amount	Bank’s Pro-Rata Percentage
U.S. Bank National Association	$35,000,000	$5,000,000	$35,000,000	0.41176470588235
The Bank of Nova Scotia	$20,000,000	0	$20,000,000	0.23529411764706
Bank of America, N.A.	$30,000,000	0	$30,000,000	0.35294117647059
TOTALS:	$85,000,000	$5,000,000	$85,000,000	1.000000000000

*	As more particularly described in the Agreement, the Swingline Loan Commitment is a subcommitment under the Revolving Credit Loan Commitments. Accordingly, extensions of credit under the Swingline Loan Commitment act to reduce, on a dollar-for-dollar basis, the amount of credit otherwise available under the Revolving Credit Loan Commitments.

Ninth Amendment to Credit Agreement – Exhibit A